Exhibit 99.1

Each year in the banking business seems to bring its own set of unique challenges and 2006 was certainly no exception. We saw the continued acceleration of some of the negative longer-term banking industry trends and the rise of new challenges. Financially, 2006 was not a great year for Union Trust. Earnings were down 20% and the price of the stock was down 17%. But a dedicated group of employees and directors have worked tirelessly to deal with the issues that are confronting us as an industry and as a community bank. And we can report progress.

Some of the challenges, that we face as an industry include declining net interest margins, rising regulatory costs, a highly competitive financial services market place, and the need to continually reinvest in the business.

As a local institution we have been dealing with these issues and many others on a daily basis. We are doing so in a deliberate, careful manner, balancing short term demands with the longer-term needs of the organization and the communities we serve. Above all we are driven by our focus on serving the customers of our market area and measuring every step we take against its ability to get us closer to our customers. The Board and management have regular strategic planning sessions and our annual budgeting process is rigorous and thorough. Strategic issues are hashed out at the planning sessions and the budget is structured to allow us to adapt quickly within a given year if there is an emerging trend or issue which demands a quick response.

Today I want to review with you some of the major components of our current strategic plans that the Board and management have been working on for the past several years— years that have been among the toughest for your bank in a long time. When we undertook our strategic planning exercise in 2005 we reaffirmed several key elements of what we wanted to accomplish, based on where the bank was in the market place, what we needed to emphasize for future growth and the nature of some of the challenges that the banking industry faced, particularly in Maine. Our strategic plan includes four major elements:

•	Continuing the conversion from a thrift-like balance sheet to that of a commercial bank

•	Increasing our non-interest income to reduce our reliance on the traditional interest margin business

•	Continuing to look for opportunities to expand into new markets and reach new customers, and

•	Managing our business more efficiently while continuing to grow.

FIRST: Continuing the conversion from a thrift-like balance sheet to that of a commercial bank. What do I mean by this?

A thrift is generally defined as a financial institution whose primary business is the generation of residential mortgages and home equity loans. In fact many of the savings banks in Maine fall under this definition, and the percentage of residential mortgages on our balance sheet would certainly qualify us for inclusion in that group. As you can see from Chart 1 our loan portfolio is 63% residential real estate versus 36% for a group of local competitors. Their commercial business is 53% versus our 29%. As I mentioned at last year’s Annual Meeting, this group earns, on average, a higher yield on their loan portfolios because of their stronger commercial mix. For 2006, they earned 106 basis points more on their loan portfolios. With a similar loan mix, say, 50% commercial versus our 29%, we would earn an additional $3.9 million in revenues. We set out several years ago to change the structure of our loan portfolio to grow our commercial business at a faster rate than our residential.

How are we doing? Well, our commercial real estate portfolio has risen by 42% since the end of 2004 and in 2006 alone grew 16%. Total commercial loans have increased from 27% of our loan portfolio in December 2004 to 31% in the 1st quarter of 2007. Has this strategy helped our loan yield? Looking at Chart 2 you can see that since the end of 2004 yields on our total loan portfolio have risen 90 basis points. This process of increasing our commercial concentration is a slow and deliberate one because we will not bring in any and all business simply for the sake of boosting short-term income. We will not price our loans irrationally or take unacceptable risks, but we will grow our portfolio by focusing on good commercial relationships within our market area that generate solid long term revenue.

The Second element of our plan is to keep increasing our non-interest income to reduce our reliance on the traditional interest margin business. As you can see from Chart 3, we have always had a significant percentage of our revenue attributable to fee based services — higher than most of our Maine peers and most of our peers nationally. Since 2000 we have increased our annual level of fee income by $2.4 million to over $6 million last year. The value of this strategy showed itself in the 1st quarter of 2007 when our net earnings were strongly influenced by the growth in our fee income as net interest income was down about 3%.

The other factor you should be aware of is that the composition of our fee income has changed significantly, as you can see by Chart 3, which means that we are constantly looking at new sources of revenue as business conditions changes. For example as a mortgage-oriented bank we certainly benefited from the refinancing boom of the early years of this decade. In the peak year of 2003 loan fees from this business amounted to almost $900,000 but as the refinancing boom faded, dropped to below $200,000 in 2005.

However in the past year the trend reversed and we improved our loan fee revenue to about $300,000. Recognizing declining profitability trends and increasing risk levels we also sold our credit card business and outsourced our merchant card processing operation during this period. Our emphasis instead shifted toward the promotion of debit card usage by consumers. One area where we have devoted significant resources, Financial Services, has shown steady long term growth in revenue. In fact our approach to the integration of trust, investment management, brokerage and insurance has become a model for other banks around the country. Increasing non-interest income is a very high priority for the bank and a constant challenge to grow what we already have and look for new sources of revenue as older sources mature or become unprofitable.

The Third element of our plan has been to continue looking for opportunities to expand into new markets and reach new customers. We moved into the Mid Coast several years ago and you have heard from Kent Winters the progress we have made on our investment in that region. We have also repositioned some of our existing branches where we felt it appropriate to take advantage of emerging growth patterns. Our move to Myrick Street in Ellsworth puts us at the hub of future commercial development in the Downeast region. We now have a better location in Rockland. Our Camden office has been converted to a commercially oriented branch. We also are looking to increase the reach of the bank electronically. Three examples: right now we are rolling out remote check capture. This is a service which allows customers to scan their checks at their place of business and then electronically deposit those checks in their accounts with us without having to come into the branch. For people in Maine, especially in winter, this could be a real blessing. For business owners who can’t afford to leave the shop during the busy season, it’s a tremendous service. As part of the process of initiating remote capture we also have switched our check processing operation over to all electronic transmission. This means that we no longer fly our checks each night to the Federal Reserve Bank in Connecticut for processing, but capture the images in the Main office and transmit the images electronically to the Fed. Within the past year we have also created the ability for our customers to apply for residential mortgages online.

A Fourth element of our plan is to continue to look at ways to manage our business more efficiently while continuing to grow. In other words as we grow the Bank are the expenses as a percent of the Bank’s assets rising or declining? As you can see from Chart 4 they have been declining. As you can also see, there has been a steady improvement versus our peer group throughout the state.

Another way of looking at our expenses is the so called “efficiency ratio”, a measure of how much we spend to generate one dollar of revenue. The important thing to keep in mind here is that you have two components that go into the ratio, revenues and expense. It is not just a measure of expense control. Changes in revenue or expenses or a combination of the two can influence the ratio. It can be a useful tool but only as a starting point for further analysis. Up until 2005 we generally operated in the 65 to 68 percent range, within 2 or 3 percentage points of the average ratio for all Maine-based banks over $250 million in assets. As you can see on Chart 5, last year our rate of expense growth was slowing significantly from prior years but revenues fell even faster, down 3.9% and this drove our ratio up 73% for the full year. Our biggest challenge at the present time is to grow the revenue component of the efficiency ratio at a faster rate while keeping expenses under control. Net interest income, the largest component of our revenue fell $1.1 million last year, even though average total loans rose by more than $31 million. This was due to the squeeze on our margins. In an environment of narrowing margins this means that we must grow our loan portfolio at a faster and faster rate. This need for loan growth to generate new revenue occurs at a time when every other bank in Maine faces the same challenges of narrowing margins and the need to grow the loan portfolio. Long term the best approach to bringing this so called efficiency ratio back in line with our state wide peers will be by generating higher levels of revenue. The improvement in the ratio began in the 3rd and 4th quarters of last year began last year and continued in the 1st quarter of this year.

The good news from a revenue perspective is that, as I mentioned earlier, we are growing our loan portfolio in the areas we want to grow. For example we have implemented a loan pricing model for commercial loans that not only gives autonomy to our front line lenders but has helped them succeed in a very competitive market place. By the way, we have increased the yield on our commercial real estate loans by over 100 basis points from 6.30% in 2005 to 7.33% at the end of 2006. We also instituted Sales Blitzes where we blanket a given market for a day with as many as 20 people from all over the Bank to visit commercial prospects and customers and generate business.

In terms of our expenses, compensation, the major component of non-interest expense, rose only 1.2% in 2006 on top of the small 1.8% increase in 2005. 2005 saw the closure of two branches and the freezing of our defined benefit pension plan and its replacement with a defined contribution plan. Last year saw a number of moves to reallocate responsibilities, share job duties and create greater operating efficiencies. In fact we were able to reduce our headcount by nine positions through a carefully organized series of moves involving job restructuring, internal transfer, process changes and in some cases leaving positions unfilled or eliminating them altogether. But in each case we made sure that these changes did not to impact our service levels or threaten our revenue generation capabilities. As you saw on Chart 5 our year-to-year expense growth rate has been declining each year from 2004 to 2006 and that trend has continued in the 1st quarter of this year when expenses declined year on year.

Some have suggested that we go to the extreme of laying off as many as 30 people immediately. What would the result
be?…..Cuts in branch hours, lower service levels, longer waits for loan approvals, fewer people to process transactions, higher risks in our day-to-day operations.

We do not believe that such draconian moves help customers, our communities or our shareholders. Instead we take a steady methodical approach to efficiency that always keeps the needs of the customer uppermost in mind so that we can continue to grow our business for the long run. Published studies suggest that layoffs do not make firms more profitable. One study of some three hundred firms that downsized in the 1980’s found that three years after the layoffs the companies returns on assets, costs and profit margins had not improved. The real key to long-term profitability is to craft strategies that grow customer relationships, not to seek short-term fixes that run counter to our solid strategic understanding of our role as a community bank.

The evidence certainly indicates that all of our hard work is beginning to pay off. Chart 6 summarizes our first quarter results.

[ DISCUSS]

I would also like to address an issue that is of interest to all of us: the price of Union Bankshares Stock. Let me offer you a short-, medium- and longer-term perspective. From the spring of 2005 to the end of last year the performance of our stock in absolute terms and relative to other benchmarks was not very good, see Chart 7. But if we step back a bit and do not measure the stock simply from its one or two day high to its one day low but rather look at a three year view it tells a very interesting story, see Chart 8.

After our stock split at the beginning of 2005 the price took an extremely large jump in a very short period of time. Not a normal price pattern. Since then, the price has come back more toward the longer term trend line and ends up for the three years ending December 2006 ahead of the S & P Bank Index and the NASDAQ Bank Index for the same period. It is a similar situation with the five-year performance graph as shown on Chart 9. In fact if you had bought 100 shares of Union Bancshares stock five years ago in mid-May 2002 you would have spent $3,500. And if you had held your stock and reinvested all of your dividends your stock would be worth $5,922 five years later, a compound annual rate of return of 11.1%. Now let’s pick up from early 2007. As you can see from Chart 10, your Bank is up almost 14% from its low of $48.75 while Camden National is down about 14% and Bar Harbor and the First, N.A. down one or two percent.

In summary we realize that as an industry and as an institution we face significant challenges and I hope that I have given you a sense of some of the steps we are taking to overcome those challenges. We recognize that our primary and ultimate obligation is to you, the shareholder and that your interests are best served by a well trained and motivated staff, an involved Board of Directors and deep roots in the community. We also know that in order to fulfill that obligation to you we need to have a well considered, long term strategy to provide shareholder value. We work on that constantly and we act on it every day. On behalf of all the men and women of Union Bancshares Company thank you for your attention and your support and confidence in this bank.